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                                                                    EXHIBIT 10.1

                   MASTER AGREEMENT FOR TECHNOLOGY EVALUATION


        This Agreement, effective as of _____________, 1996 (the "Effective Date"), is entered into between The University of Sheffield, Western Bank, Sheffield S10 2TN, England ("University") and Medical Science Systems, Inc., 4400 MacArthur Blvd., Suite 980, Newport Beach, California 92660 ("MSS").


                                    RECITALS

        A. The University possesses scientific expertise in genetics and other scientific disciplines, and has laboratories and other facilities, staff and clinical investigators for creating and developing proprietary information and technologies in such disciplines.

        B. MSS has experience in product discovery and development and technology transfer, including evaluation of market and clinical utility of technologies, patent and regulatory strategy, design, implementation, management and monitoring of clinical trials, identification of and negotiation with product development partners and the use of proprietarty research systems and technologies supporting product discovery and development, and scientific expertise in microbiology, periodontitis, inflammatory diseases and other scientific disciplines.

        C. The University and MSS desire to establish a joint cooperative relationship pursuant to which various technologies can be developed and products based thereon can be commercialized. It is expected that University will take the lead in conducting fundamental discovery research and laboratory development of such technologies, and MSS will take the lead in commercializing products based upon such technologies and related product development.

        D. The parties desire to establish in this Agreement a procedure pursuant to which either party may submit ideas, inventions and proposed products to the other for evaluation for potential joint development and commercialization. If, based on such evaluation procedure, the parties mutually agree to embark on a project to develop and commercialize particular technologies and/or products, the parties will enter into a specific project agreement defining their respective obligations and rights with respect to such project. This Agreement is intended to define the basic structure that the specific project agreements will take.

NOW, THEREFORE, in consideration of the foregoing premises and of the covenants and conditions set forth herein, the parties agree as follows:


1.      DEFINITIONS

        1.1 "Confidential Information" consists of (i) any information designated by a disclosing party as confidential, (ii) information contained in or disclosed in connection with an Evaluation Proposal submitted by one of the parties hereunder, and (iii) any non-public information relating to the product plans, product designs, product costs, product prices, product


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* Confidential Treatment requested.
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names, finances, marketing plans, business opportunities, personnel, industry contacts, research, development or know-how of University or MSS (as the case may be). "Confidential Information" shall not include, however, any information that (i) is already rightfully known to the receiving party at the time of disclosure by the disclosing party, (ii) has become publicly known through no wrongful act of the receiving party, (iii) has been rightfully received from a third party authorized to make such disclosure without restriction, (iv) has been independently developed by the receiving party or (v) has been approved for release by written authorization of the disclosing party.

        1.2    "Department" means any department at the University.

        1.3 "Evaluation Proposal" means a written confidential proposal for the potential joint development and/or commercialization of one or more Technologies and/or one or more Products based thereon which is submitted by one party to the other pursuant to the provisions of Section 2 below.

        1.4 "Products" means commercial products based upon one or more Technologies developed pursuant to a Project Agreement.

        1.5 "Project" means a project for the joint development and/or commercialization of one or more Technologies and/or one or more Products based thereon that the parties mutually agree to undertake after submission and evaluation of an Evaluation Proposal in accordance with the procedures set forth in Section 2 below.

        1.6 "Project Agreement" means a separate written agreement between the parties that defines the precise scope of a Project and the respective obligations and rights of the parties with respect thereto.

        1.7 "SMM" means The Section of Molecular Medicine of the University's Department of Medicine and Pharmacology.

        1.8 "Summary Proposal" means a written confidential memorandum describing the general nature and subject matter of an Evaluation Proposal that one party proposes to submit to the other for full evaluation pursuant to the provisions of Section 2 below.

        1.9 "Technologies" means ideas, inventions, apparatus, systems, data, discoveries, methods, processes, test procedures, diagnostic procedures, therapeutic procedures and works of authorship.


2.      SUBMISSION AND EVALUATION PROCEDURES

        2.1 Notice of a Proposed Project. If MSS or any Section of the University desires to propose a Project to the other party, it will notify the other party of its intention, and the other party will have fourteen (14) days to decide whether it wishes to first receive a Summary Proposal of the proposed Project on a confidential basis. If so, the proposing party (the


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"Submitter") will then submit a Summary Proposal of the proposed Project to the other party (the "Recipient"). The Recipient will notify the Submitter within ten (10) business days of receipt of the Summary Proposal whether the Recipient wishes to receive an Evaluation Proposal with respect to such Project. All Projects submitted by or to any Section of the University hereunder will be processed through the SMM under the supervision and direction of Professor Gordon Duff.

        2.2 Inital Review of Evaluation Proposal. A Recipient will have a period of one (1) month to conduct an initial review of an Evaluation Proposal for a proposed Project submitted by the other party hereunder, during which time the Submitter agrees to provide reasonable information regarding the proposed Project and any Technologies associated therewith. The Recipient will notify the Submitter on or before expiration of the initial review period whether or not it wishes to engage in a formal evaluation of the proposed Project. If the Recipient does not notify the Submitter of its desire to proceed with a formal evaluation of the proposed Project, then the Recipient will be deemed to have decided not to proceed with a formal evaluation. If the Recipient decides not to proceed with a formal evaluation, the Submitter will be free to publish, develop, commercialize, and submit the proposed Project to other third parties.

        2.3 Formal Evaluation of a Proposed Project. If the Recipient decides to conduct a formal evaluation of a proposed Project, it will use all good faith and reasonable efforts to complete the evaluation as efficiently and expeditiously as possible. Unless otherwise agreed, such formal evaluation will be completed within three (3) months of Recipient's determination to conduct the formal evaluation. The Submitter agrees to provide all reasonable information, cooperation and consultation with respect to the proposed Project at its cost to assist the Recipient's evaluation. At the conclusion of the Recipient's formal evaluation of the proposed Project, the Recipient will notify the Submitter in writing of its decision to accept or reject the proposed Project for further development and/or commercialization. If the Recipient does not notify the Submitter of its desire to proceed with the proposed Project before the expiration of the formal evaluation period, then the Recipient will be deemed to have decided not to proceed with the proposed Project. If the Recipient decides not to proceed with the proposed Project, the Submitter will be free to publish, develop, commercialize, and submit the Project to other third parties. If the Recipient decides to proceed with the proposed Project, the parties will negotiate in good faith a Project Agreement for the Project, and will use all good faith reasonable efforts to enter into such a Project Agreement within two
(2) months after the Recipient's decision to proceed with the proposed Project. The Project Agreement will incorporate at a minimum the structure and provisions described in Section 3 below.

        2.4    Exclusivity.

               (a) Right of First Offer. MSS agrees that it will submit any proposed Project with respect to which research and/or development could be adequately performed on a timely and cost effective basis with sufficient qualified faculty and staff within the laboratories and other facilities of The Section of Molecular Medicine at the University under the supervision and direction of Prof. Gordon Duff (a "Qualified Project") to SMM first for evaluation in accordance with the procedures of this Section 2 before offering any such proposed Project to any other third party. SMM agrees that it will submit any proposed Project for the commercialization of and/or


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development and marketing of Products based upon one or more Technologies developed by SMM to MSS first for evaluation in accordance with the procedures of this Section 2 before offering any such proposed Project to any other third party. Notwithstanding the preceding two sentences, neither party will have an obligation to submit any proposed Project to the other (i) which would create a conflict of interest with a preexisting client or business partner or (ii) which comprises or would require use of research funded by a third party, the data or results of which the proposing party hereunder does not own or have license rights sufficient to utilize in a Project with the other party hereunder. Each party shall be free to determine in its sole discretion whether or not to submit to the other party any proposed Project that is not a Qualified Project.

               (b) Forbearance During the Evaluation Period. In order to provide the Recipient sufficient incentive to devote its resources to review and evaluation of proposed Projects, the Submitter agrees not to publish, license or assign any Technologies associated therewith, or enter into any agreements with third parties for the development or commercialization thereof, unless and until the Recipient determines not to proceed with the proposed Project.

               (c) Exclusivity With Respect to the Scope of the Project. Upon mutual determination to proceed with a Project, the Project Agreement will provide that the parties' relationship with respect to the research and development and/or commercialization of Products within the scope of the Project defined in the Project Agreement will be exclusive, unless otherwise mutually agreed by the parties.


3.      STRUCTURE OF PROJECT AGREEMENTS

        3.1 Responsibilities and Schedule. Project responsibilities and initial milestones will be set forth in the applicable Project Agreement.

        3.2 Cost and Expenses. Costs and expenses to be incurred by the parties in connection with their responsibilities under a Project will be allocated in the Project Agreement on a case-by-case basis, and will be a factor in determining the appropriate allocation of proceeds from commercialization. Unless otherwise mutually agreed, each party will be responsible for its costs of any travel incurred in connection with a Project, and the parties will share the legal fees incurred in connection with a business transaction with a commercial partner, and all legal fees and costs (including filing fees and translation costs) associated with international patent filings and prosecution.

        3.3 Research Funding. All research funding provided by third parties relating to a Project or the results thereof will be allocated between the parties in proportion to the allocation of responsibilities for such research. Where allocation of responsibilities is not determinable, funds will be divided using the same allocation as applies to proceeds from sale, license or other disposition of Products.

        3.4 Status Reports. The Project Agreement will provide for a Steering Committee which will manage and make joint decisions for the Project. In addition, there will be at least


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two in-person meetings between the parties regarding Project status annually, which could be combined with or incorporate the Steering Committee meetings set forth in any Project.

        3.5 Proceeds/Net Profits of Commercialization. The distribution of proceeds/net profits from the sale, license or other disposition of Products or Technologies developed or commercialized under a Project Agreement will be determined on a case-by-case basis using the following factors: (a) relative development efforts preceding the Project Agreement; (b) anticipated research and development responsibilities for the Project; (c) anticipated commercialization responsibility; and (d) source and nature of original submission. Each party will be responsible for allocation and distribution of its portion of the proceeds to its faculty, employees or other persons or entities to which it may be obligated, provided, however, that a Project Agreement may provide that MSS may pay directly to [ * ] any portion of the University's share of such proceeds/net profits to which [ * ] is entitled. Each Project Agreement may contain a change of scope clause providing that the distribution of the proceeds/net profits from the sale, license or other disposition of Products or Technologies may chage in the event the scope of one party's responsibilities under the Project change.


4.      INTELLECTUAL PROPERTY

        4.1 Pre-existing and Individually-Developed Technology. During the period of evaluation of a proposed Project, each party will retain all rights in pre-existing or independently-developed Technologies.

        4.2 Ownership of Technologies and Products. Upon mutual agreement to proceed with the Project for further development and/or commercialization, the parties will, as part of the Project Agreement, define their respective rights with respect to ownership and exploitation of Technologies and Products within the scope of the Project.

        4.3 Patent Prosecution and Enforcement of Intellectual Property Rights. The Project Agreement will specify and allocate responsibility for prosecution of patents and enforcement of intellectual property rights with respect to Technologies and Products within the scope of the Project.

        4.4 Personnel. The Project Agreement will provide that each party will cause its respective employees, faculty, consultants and staff to execute such agreements, assignments, applications and other documents as necessary to perfect and protect each party's rights in the Technologies and Products within the scope of the Project.


5.      CONFIDENTIALITY

        5.1 Confidential Information. Each party shall use Confidential Information of the other solely for implementing its respective rights and obligations under this Agreement or any Project Agreement. Neither party will use or disclose Confidential Information of the other except as expressly permitted under this Agreement or any Project Agreement. Any such


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Confidential Information shall be protected by the recipient from disclosure to others with at least the same degree of care as that which is accorded to its own proprietary information, but in no event with less than reasonable care. The obligations of this Section 5.1 will survive for a period of five (5) years from disclosure (or, with respect to Confidential Information relating to a Project Agreement, the later of such time or two (2) years from termination of such Project Agreement), notwithstanding any earlier termination or expiration of this Agreement or any Project Agreement.

        5.2    Publication.

               (a) Each party recognizes that publication of research results is an important part of the mission of the University and is important to scientific researchers at the University and at MSS. However, the parties acknowledge the intent of this Agreement is to maximize the commercialization potential of Project Technologies and Products, and that publication should not unduly interfere with that goal. Consequently, the parties agree that publication issues will be determined mutually in good faith in recognition of these interests. In particular, the parties will submit in advance and review jointly proposals for publishing any information relating to any Project Technologies or Products and determine whether in each instance publication is in the best interests of the parties and the scope, authorship (e.g., individual or joint) and timing of such publication. The Project Agreements may further define procedures for the clearance of such publications with respect to any particular Project. Neither party, nor any person who participated in the development of Project Technologies or Products shall submit for publication, submit abstracts of, publish or present at any academic seminar, professional society meeting or similar event any Project Technologies or Products unless it has complied with the provisions of this Section 5.2 and any applicable provisions in the relevant Project Agreement.

               (b) Assuming publication has been agreed to by the parties, all publications and presentations at meetings will, unless otherwise agreed in a particular Project Agreement, comply with the following procedures. All persons wishing to publish an article shall provide to a designated person of the other party advance copies of all abstracts and articles proposed to be submitted for publication at least ninety (90) days prior to intended publication or disclosure. For presentations at meetings where written papers will not be available, the person intending to make such presentation will inform a designated person of the other party of such intent and the contents of the intended presentation in writing at least ninety (90) days prior to the presentation. Each party will use its reasonable best efforts to review such information within thirty (30) days after submission to the designated person of such party and provide the person intending to make such publication or disclosure comments on such disclosure based on the protection of intellectual property rights in the information to be published or disclosed and the maximization of commercialization potential of Project Technologies and Products. The parties will agree in good faith on appropriate modifications, if any, to be made. In addition, each party will use its reasonable best efforts to cooperate with the other in the filing of any patent applications prior to the date of actual publication or disclosure. Each party will ensure that its faculty, staff, students, employees and consultants comply with the requirements of this Section 5.2


6.      TERM AND TERMINATION


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        6.1 Term. This Agreement will continue in effect for a period of ten
(10) years from the Effective Date, unless terminated earlier in accordance with this section.

        6.2 Termination for Cause. Either party may terminate this Agreement upon written notice in the event: (a) the other party breaches a material term of the Agreement, and fails to cure such breach within thirty (30) days following notice of such breach from the non-breaching party; or (b) the other party ceases to do business in the ordinary course, or files or has filed against it a petition for bankruptcy, and such petition is not dismissed within sixty (60) days of filing.

        6.3 Termination Without Cause. Either party may terminate this Agreement at any time with or without cause on not less than six (6) months notice. Such termination, however, shall not apply to, and the Agreement will continue with respect to, any proposed Projects which are, as of the effective date of termination, under review or evaluation or approved for development and/or commercialization.

        6.4 Effect of Termination. In the event of any expiration or termination of this Agreement, each party shall retain all of its rights in pre-existing or independently developed Technologies not yet subject to a Project Agreement. Rights with respect to Technologies and/or Products that are the subject of a Project Agreement shall survive as provided in the applicable Project Agreement. Termination or expiration of this Agreement will not affect the continued enforceability of any Project Agreement or any rights governing Technologies and/or Products subject to such Project Agreement. The provisions of Sections 5.1, 6.4, 7 and 8 of this Agreement will survive any termination or expiration.


7.      DISCLAIMERS OF WARRANTY AND LIABILITY

        7.1 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN A PROJECT AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY, EXPRESS OR IMPLIED, RELATING TO THIS AGREEMENT, ANY PROJECT AGREEMENT OR ANY TECHNOLOGIES OR PRODUCTS, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

        7.2 Limitation of Liability. EXCEPT FOR ANY WILLFUL BREACH OF SECTION 5, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT OR ANY PROJECT AGREEMENT.


8.      GENERAL PROVISIONS


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        8.1 Governing Law. This Agreement and any Project Agreement will be governed by and construed in accordance with the substantive laws of the United States and the State of California, without regard to or application of choice of law rules or principles.

        8.2 Waiver and Modification. Failure by either party to enforce any provision of this Agreement or any Project Agreement will not be deemed a waiver of future enforcement of that or any other provision. Any waiver, amendment or other modification of any provision of this Agreement or any Project Agreement will be effective only if in writing and signed by the parties.

        8.3 Severability. If for any reason a court of competent jurisdiction finds any provision or portion of this Agreement or any Project Agreement to be unenforceable, that provision of the Agreement or Project Agreement will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement or Project Agreement will continue in full force and effect.

        8.4 Notices. All notices required or permitted under this Agreement or any Project Agreement will be in writing, will reference this Agreement or Project Agreement and will be deemed given: (i) when sent by confirmed facsimile; (ii) ten (10) working days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iii) five (5) working day after deposit with a commercial overnight carrier, with written verification of receipt. All communications will be sent to the addresses set forth below or to such other address as may be designated by a party by giving written notice to the other party pursuant to this section:

               To MSS:

               Paul J. White
               President and CEO
               Medical Science Systems, Inc.
               4400 McArthur Blvd., Suite 980
               Newport Beach, CA  92660
               U.S.A.

               To the University:

               [ * ]

               with a copy to:


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                [ * ]


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               [ * ]

        8.5 Delays Beyond Control. Neither party will be liable to the other party for any failure or delay in performance caused by reasons beyond such party's reasonable control, and such failure or delay will not constitute a material breach of this Agreement or any Project Agreement.

        8.6 Assignment. Neither party may assign its rights or obligations hereunder or under any Project Agreement, by operation of law or otherwise, without express written consent of the other party, which consent will not be unreasonably withheld. Any attempted assignment without such consent shall be void. Subject to the foregoing, this Agreement and any Project Agreement will benefit and bind the successors and assigns of the parties.

        8.7 No Third Party Beneficiaries; No Agency. Except as expressly provided herein to the contrary, no provision of this Agreement or any Project Agreement, express or implied, is intended or will be construed to confer rights, remedies or other benefits to any third party under or by reason of this Agreement or any Project Agreement. This Agreement or any Project Agreement will not be construed as creating an agency, partnership or any other form of legal association (other than as expressly set forth herein) between the parties.

        8.8 Entire Agreement. This Agreement, including all exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous understandings or agreements, written or oral, regarding such subject matter.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement through their duly authorized representatives as set forth below.

THE UNIVERSITY OF SHEFFIELD         MEDICAL SCIENCE SYSTEMS, INC.



By:                                 By:
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Printed Name:                       Printed Name:
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Title:                              Title:
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